China Precision Steel
Ratio of earnings to fixed charges

	Quarter Ended September 30,	Years Ended June 30,
	2009	2009	2008	2007	2006	2005
Income/(loss):
Add:
Pre-tax income from continuing operations	(276,424)	(44,854)	19,155,434	8,894,351	9,049,305	6,366,441
Fixed Charges	352,003	1,264,924	1,235,811	1,163,908	1,029,670	467,388
Less:
Interest Capitalized	(123,551)	(32,967)	-	(826,101)	(749,914)	-
Earnings/(loss) including deposit interest	(47,972)	1,187,103	20,391,245	9,232,158	9,329,061	6,833,829
Less:
Interest Income	(6,142)	(69,174)	(301,325)	(103,388)	-	-
Earnings/(loss) Excluding deposit interest	(54,114)	1,117,929	20,089,920	9,128,770	9,329,061	6,833,829

Fixed Charges:
Current period interest	228,343	1,228,665	1,231,040	312,222	271,693	455,277
Capitalized interest	123,551	32,967	-	826,101	749,914	-
Estimate of interest in rental expense	109	3,292	4,771	25,585	8,063	12,111
	352,003	1,264,924	1,235,811	1,163,908	1,029,670	467,388

Ratio of earnings to fixed charges:
Including deposit interest	(0.14)	0.94	16.50	7.93	9.06	14.62
Excluding deposit interest	(0.15)	0.88	16.26	7.84	9.06	14.62

Total Rental Expenses	327	9,876	14,313	76,754	24,188	36,333
Interest portion (1/3)	109	3,292	4,771	25,585	8,063	12,111